Exhibit 99.1

Investor Relations Contact:	Editorial Contact:
Fred Minturn, CFO, fminturn@msxi.com (248) 829-6263	pr@msxi.com (248) 829-6416
MSX INTERNATIONAL NAMES PETER M. LEGER
AS PRESIDENT AND CHIEF EXECUTIVE OFFICER
Industry Veteran to Lead $400 Million Global Outsourcer to the Automotive Sector
     WARREN, Mich., Dec. 18, 2006 — MSX International, Inc. (MSXI), a global outsourcer of business services, engineering, and human capital services to the automotive industry, today announced that Peter M. Leger has joined the company as president and chief executive officer (CEO). Leger, 55, will also serve as a member of MSXI’s board of directors. He replaces previous president and CEO Robert Netolicka who will remain with the company in an advisory role until his retirement in early 2007.
     “Peter is an outstanding addition to the MSXI management team, with a proven track record building sustainable, growth-oriented business services companies in the global automotive industry,” said Bill Billig, chairman of the board for MSXI. “He has also consistently demonstrated his ability to leverage best-of-breed technologies, processes, and people in order to deliver innovative solutions for worldwide automotive manufacturers and their franchise dealers. I am confident that he will lead MSXI in the same direction, and propel the company to even greater levels of success.
     “I also want to express my sincere thanks to Robert for the many contributions he has made during his tenure with MSXI, and wish him and his family all the best for the future,” Billig concluded.
     “I’m excited about my opportunity with MSXI, and about the company’s global prospects,” said Leger. “MSXI is recognized as an industry leader of outsourced business services that provide automotive manufacturers and dealers with a proven return on investment, particularly with respect to their Integrated Warranty Solutions platform. I look forward to using the skills and experiences I’ve acquired over the course of my career to further strengthen and broaden the company’s presence in the global automotive marketplace and other adjacent industries.”

     Leger brings a disciplined and entrepreneurial management approach to MSXI, and has more than 20 years of proven experience in developing and launching business process outsourcing (BPO) services and software solutions in the global automotive industry and to other vertical markets. Most recently he was CEO of VinPlus LLC, a leading data management and software solutions provider to the automotive industry.
     Before that he served as CEO of NAT, Inc., a leading provider of software solutions to the automotive aftermarket and financial services sector including state-of -the art back-office warranty administration solutions. While there, he restructured the company’s business model, and rapidly expanded NAT’s suite of software solutions which resulted in the sale of NAT to DealerTrack in May 2005. Prior to joining NAT, Leger was CEO of Credit Management Solutions Inc. (CMSI), the innovator in online credit and automotive loan processing, bridging auto dealers and the supply channel of captive OEM and third-party financial institutions. Key accomplishments included patenting and launching Credit Connection, which is now a part of DealerTrack, to the automotive retail sector in North America.
     Leger also served as the president of ADP Dealer Services, where he led the company through a six-year period of rapid, profitable growth worldwide. He was instrumental in expanding ADP’s business model to include eCommerce solutions, professional and consulting services including the acquisition of Sandy Corporation, and data management solutions. This effort included integrating over 20 acquisitions into the company including geographical expansion into Europe, Latin America and Asia. Under his leadership, ADP also developed and launched AutoConnect, one of the industry’s early used car buying portals. Today AutoConnect has evolved and expanded into the industry-leading automotive portal, AutoTrader.com under Cox Communications.
     He also held CEO and board member positions with APAC Customer Services, a BPO provider of CRM solutions to multi verticals, and Reuters Trading Room Systems, the industry leader of software and system integration solutions to global financial services companies in North America, Europe, and Asia. Leger currently sits on the Board of Outsourcing Solutions Inc. (OSI), the leading global provider of outsourced solutions for accounts receivable management.
     Leger received his M.B.A. from Concordia University and his C.A. and BCommerce from McGill University in Montreal.

About MSXI
     MSX International Inc., headquartered in Warren, Mich., is an outsourcer of business services, engineering, and human capital services to the automotive industry. The company combines innovative people, standardized processes and today’s technologies to deliver a collaborative, competitive advantage. MSX International, Inc. has over 4,000 employees in eighteen countries. Visit our Web site at http://www.msxi.com.
Safe Harbor Statement
     Certain of the statements made in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current management projections and expectations. They involve significant risks and uncertainties. As such, they are not guarantees of future performance. MSX International, Inc. disclaims any intent or obligation to update such statements.
     Actual results may vary materially from those in the forward-looking statements as a result of any number of factors, many of which are beyond the control of management. These important factors include: our substantial indebtedness and future liquidity; our reliance on major customers in the automotive industry, including the timing of their product development and other initiatives, and the value of our associated accounts receivable from them; the market demand for our technical business services in general; our ability to recruit and place qualified personnel; delays or unexpected costs associated with cost reduction efforts; risks associated with operating internationally, including economic, political and currency risks; and risks associated with our acquisition strategy. Additional information concerning these and other factors are discussed in the Company’s filings with the U.S. Securities and Exchange Commission.
###